Exhibit 10.1

EXECUTIVE AGREEMENT

THIS EXECUTIVE AGREEMENT (the “Agreement”) by and between Alliant Energy Corporation and its subsidiaries including Alliant Energy Corporate Services, Inc., as the employer (hereinafter, the “Company”), and Dundeana K. Doyle (the “Executive”) is made as of August 12, 2011.

WHEREAS, the Company and the Executive have mutually agreed to the Executive’s retirement and departure from employment with the Company as its Senior Vice President – Energy Delivery and to the following satisfactory transitional arrangements.

NOW, THEREFORE, in consideration of this mutual Agreement, the Company and the Executive hereby agree as follows:

1. Departure. The Executive’s duties as Senior Vice President – Energy Delivery and the Executive’s employment with the Company shall cease on August 31, 2011 (the “Departure Date”). Between the date hereof and the Departure Date, the Company shall provide the Executive with the same compensation and benefit plans as in effect immediately preceding the date hereof (subject to the Company’s rights to amend or terminate any benefit plan).

2. Departure Payments and Benefits. Subject to Section 9 and Section 10, the Company will provide the Executive with the following payments and benefits in exchange for the Executive’s agreements hereunder:

(a) The Executive will receive a lump sum cash payment in the amount of $291,400 allocated to 52 weeks of pay and representing wages from September 1, 2011 to August 31, 2012. This amount will be paid on the first pay period following the expiration of the seven (7) day revocation period as described in Exhibit A to the Agreement.

(b) The Executive will receive a lump sum cash payment representing unused vacation through the Departure Date calculated at her current salary rate of pay.

(c) In the event a short term incentive award under the Company’s 2011 Management Incentive Compensation Plan (“MICP”) is earned for 2011, the Executive will receive a pro-rated amount of the MICP award for 2011 paid in 2012 pursuant to the terms of the MICP for retired executives (the pro-rated amount being 8/12 of what Executive would have earned had she been employed by the Company on December 31, 2011).

(d) The Executive shall be eligible for pro-rated payments as provided in the applicable agreements between Executive and Company of earned long-term incentive awards in the form of Performance Contingent Restricted Stock and Performance Shares if the applicable performance goals are achieved during the applicable performance periods under those plans and as confirmed by the Compensation and Personal Committee of the Board of Directors (the “Committee”).

(e) Pursuant to a duly authorized amendment to the non-qualified Supplemental Retirement Plan by the Committee providing for the Executive’s eligibility for the early retirement benefit at age 53.5 years, the Executive will receive a lump sum payment in the amount of $1,534,326 payable the first day of the seventh month following the month in which the Departure Date occurs in accordance with the terms of the plan.

(f) The Executive shall be entitled to the provision of medical and dental insurance coverage and conversion of group life insurance as a Company early retiree pursuant to the operation of those plans.

(g) The Executive will be entitled to a $10,000 benefit that can be used for outplacement services or tuition reimbursement pursuant to the terms of these programs.

3. Other Non-Qualified Benefit Plans. The Executive will receive the current balances of the Non-Qualified Defined Benefit and Defined Contribution Excess Plans in a lump sum payment, payable the first day of the seventh month after the Departure Date. The Executive is eligible for a lump sum payment of the current balance of the Alliant Energy Deferred Compensation Plan, payable on the first day of the seventh month after the Departure Date in accordance with the terms of the plan. The Executive will be paid a lump sum payment of the current balance of the frozen IES Deferred Compensation Plan sixty (60) days after the Departure Date in accordance with the terms of the plan.

4. Qualified Benefit Plans. The Executive will retain any vested rights under all qualified retirement plans of the Company in which the Executive is a participant and all rights associated with such benefits, as determined by the terms of those plans. These plans include the Alliant Energy 401(k) Savings Plan, the Alliant Energy Cash Balance Plan and the Tier Contribution Account.

5. Reverse Split Dollar Life Insurance. The Executive will be provided with the options available under the two policies in the Executive’s name in accordance with the terms of those policies.

6. Other Agreements or Benefits. Except as set forth above, this Agreement does not limit or restrict in any way the Executive’s rights or obligations under (a) the Company’s employee benefit plans, including any retirement plan, retirement savings plan or group medical plan, or (b) any Performance Contingent Restricted Stock or Performance Share awards previously issued to the Executive, which awards shall remain in effect according to their terms as of the date hereof as set forth in Section 2(d). Except as set forth above, all the terms of the agreement between the Company and the Executive are embodied in this Agreement and it fully supersedes any and all prior agreements or understandings between the Executive and the Company. Without limitation, the Key Executive Employment and Severance Agreement, dated November 5, 2008, between the Company and the Executive will terminate on the Departure Date. The Executive will cease to be eligible to participate under any equity, bonus, incentive compensation, medical, dental, life insurance, retirement, pension and other compensation or benefit plans of the Company following the Departure Date except as set forth above. If the Executive is currently enrolled in any accidental death & dismemberment or long-term disability plans, such coverage shall cease on the Departure Date.

7. Obligations of the Executive at Departure. The Executive shall, on or before the Departure Date, provide the Company with resignations from all positions as director or officer of the Company and its subsidiaries and as a member of any committee or administrative body relating to the Company and its subsidiaries. The Executive shall, in consultation with the Company’s General Counsel, deliver to the Company the original and all copies of all documents, records and property of any nature whatsoever which are in the Executive’s possession or control and which are the property of the Company or which relate to Confidential Information (as described below) or to the business activities, facilities or customers of the Company, including any records (electronic or otherwise), documents or property created by the Executive, as needed by the Company, as determined in the Company’s sole discretion, and requested by the General Counsel. Any documents, records and property of any nature in Executive’s possession or control which are property of the Company or which relate to Confidential Information (as described below) or to the business activities, facilities or customers of the Company, including any records (electronic or otherwise), documents or property created by the Executive, are expressly subject to the requirements of Section 8.

8. Restrictive Covenants. In consideration of the payments and benefits to be provided to the Executive under this Agreement, the Executive’s position with the Company immediately prior to the Departure Date, the business relationships the Executive has developed while employed by the Company, and the Executive’s knowledge of the Company’s business affairs including the Confidential Information (as defined below), the Executive agrees to the following:

(a) Non-Competition. During the period from the date hereof through the date that is one year following the Departure Date (the “Restricted Period”), the Executive shall not (i) accept employment with or become a consultant to, any business that is in competition with the Company’s Operations (as defined below) (A) in any capacity where confidential information learned by the Officer during employment with the Company would reasonably be considered useful, or (B) in any capacity where customer relationships or goodwill developed by the Executive or conferred by the Company on the Executive could reasonably be considered useful or (ii) become a partner or a shareholder in any business that is in competition with the Company’s Operations, although the Executive may hold up to a five percent interest in any company that is traded on the New York Stock Exchange or other national or over-the-counter securities exchange without violating the provisions of this clause (ii). The restrictions of this Section 8(a) apply within the geographic area served by any business of the Company (including the Company’s affiliates) in which the Executive was more than indirectly involved on behalf of the Company (for a utility business, its regulated service territory as authorized by the appropriate state agencies regulating utilities with jurisdiction over the applicable business) (the “Company’s Operations”). The determination of the Board of Directors of the Company as to whether a business is in competition with the Company’s Operations and whether the competition is occurring in the geographic area designated above shall be controlling for purposes of this Agreement. In the event the Executive is offered employment with a business during the Restricted

Period and is uncertain as to whether the Board of Directors would consider it to be in competition with the Company’s Operations or to fall within the geographic area served by the Company or its affiliates, the Executive may submit a written request to the General Counsel for an advance ruling, with the General Counsel having 21 days to approve or disapprove of the Executive’s prospective employment in writing, approval not to be unreasonably withheld.

(b) Non-Solicitation of Employees. During the Restricted Period, the Executive shall not, directly or indirectly, for the Executive’s benefit or on behalf of any person, corporation, partnership or entity whatsoever, hire, attempt to hire, solicit for employment, or encourage the departure of any employee of the Company or its subsidiaries, to leave employment with the Company or its subsidiaries, or any individual who was employed by the Company or its subsidiaries as of the Departure Date.

(c) Confidentiality. During the Restricted Period, the Executive shall maintain the confidentiality of any and all information about the Company which is not generally known or available outside the Company, including without limitation, strategic plans, technical and operating know-how, business strategy, trade secrets, customer information, business operations and other proprietary information (“Confidential Information”), and the Executive will not, directly or indirectly, disclose any Confidential Information to any person or entity, or use any Confidential Information, whether for the benefit of the Executive or the benefit of any new employer or any other person, corporation, partnership or entity whatsoever, or in any other manner that is detrimental to or inconsistent with any interest of the Company. The Executive understands that the Company will be required to disclose the contents of this Agreement. If the Executive is requested to provide Confidential Information pursuant to a subpoena or other lawful process, the Executive shall notify the Company’s General Counsel immediately and, to the extent the Executive is legally entitled to do so, afford the Company the ability to seek a confidentiality order.

(d) No Disparagement. Neither the Executive nor anyone acting at the Executive’s direction at any time shall disparage the Company or its management or Board of Directors, including without limitation by way of news media or contacts to employees of the Company or its subsidiaries or the expression to news media or employees of the Company or its subsidiaries of personal views, opinions or judgments. Nor shall the Company or its officers or the Board of Directors at any time so disparage the Executive. Nothing in this subsection or in the preceding subsection shall be read to prevent the Company, its management, or its Board of Directors, in their sole discretion, from providing positive comments or reviews to prospective employers of the Executive, at their request or the request of the Executive, regarding the Executive’s abilities, skills or performance while employed with the Company.

(e) Acknowledgement of Reasonableness of Restrictions. The Executive acknowledges and agrees that the scope and duration of the covenants set forth in this Section 8 are reasonable and necessary to protect the legitimate business interests of the Company. The Executive acknowledges that the Executive has received and will receive substantial compensation from the Company in consideration for the covenants set forth in this Section 8 and that the Executive’s general skills and abilities are such that the Executive can be gainfully employed and that this Agreement will not prevent the Executive from earning a living following the Executive’s separation from service with the Company.

(f) Company Entitled to Injunctive Relief. The Executive agrees that the Company will suffer irreparable damage in the event the provisions of this Section 8 are breached and that the Executive’s acceptance of the provisions of this Section 8 was a material factor in the Executive’s decision to enter into this Agreement. The Executive further agrees that the Company shall be entitled as a matter of right to injunctive relief to prevent a breach by the Executive. Resort to such equitable relief, however, shall not constitute a waiver of any other rights or remedies the Company may have. The provisions of this Section 8 shall not apply to any truthful statement required to be made by the Executive in any legal proceeding or government or regulatory investigation, provided, however, that prior to making such statement the Executive will give the Company reasonable notice and, to the extent the Executive is legally entitled to do so, afford the Company the ability to seek a confidentiality order. Nothing herein modifies or reduces the Executive’s obligation to comply with applicable laws relating to trade secrets, confidential information or unfair competition.

9. General Release. The Executive shall not be entitled to any payment or benefit under Section 2 unless (a) the Executive executes and delivers to the Company a General Release in the form attached hereto as Exhibit A no later than twenty-one (21) days after the Departure Date and (b) the revocation period specified in the General Release expires without the Executive exercising the Executive’s right of revocation as set forth in the General Release prior to the provision of the payment or benefit.

10. Noncompliance. The payments and other benefits provided for the benefit of the Executive pursuant to Section 2 are conditioned upon the Executive’s compliance with all of the terms and conditions of this Agreement, particularly Section 8. Each of the aforementioned provisions are material terms of this Agreement and in the event of any violation of any such provision of this Agreement by the Executive, or anyone acting at the Executive’s direction, the Executive agrees (a) the Company has the right to cease future payments or provisions of benefits, (b) to repay to the Company all payments paid or benefits provided for the Executive’s benefit under Section 2 and/or (c) the Company shall be entitled to recover from the Executive any of the amounts paid or benefits pursuant to Section 2, without waiving the right to pursue any other available legal or equitable remedies.

11. Expenses and Insurance. With respect to services provided by the Executive prior to the Departure Date and pursuant to this Agreement, the Company shall (a) reimburse the Executive for reasonable expenses incurred in the performance of the Executive’s services in accordance with the Company’s customary policies and, (b) maintain director and officer insurance coverage for the Executive consistent with that provided to other officers of the Company, and (c) provide the Executive with full indemnification as permitted by law.

12. Taxes. The Company shall be entitled to withhold from any payments made to the Executive hereunder in accordance with the Company’s customary policies all applicable payroll, withholding or other taxes that the Company determines are required by applicable law to be so withheld. This Agreement shall be administered in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of applying the provisions of Section 409A of the Code to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment and to the extent permissible under Section 409A of the Code, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments. The parties agree to amend the Agreement as may be necessary to avoid application of excise taxes or penalties under Section 409A of the Code to payments made pursuant to this Agreement. However, the forgoing shall not be construed as a guarantee by the Company of any particular tax effect to the Executive under this Agreement. The Company shall not be liable to the Executive for any payment made under this Agreement that is determined to result in an additional tax, penalty or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code. Nothing herein shall require the Company to provide the Executive with any gross-up for any tax, interest or penalty incurred by the Executive under Section 409A of the Code.

13. Severability. In the event any one or more of the provisions of this Agreement (or any part thereof) shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement (or part thereof) shall be unimpaired, and the invalid, illegal or unenforceable provision (or part thereof) shall be replaced by a provision (or part thereof), which, being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provisions. However, in the event that any such provision of this Agreement (or part thereof) is adjudged by a court of competent jurisdiction to be invalid, illegal or unenforceable, but that the other provisions (or part thereof) are adjudged to be valid, legal and enforceable if such invalid, illegal or unenforceable provision (or part thereof) were deleted or modified, then this Agreement shall apply with only such deletions or modifications, or both, as the case may be, as are necessary to permit the remaining separate provisions (or part thereof) to be valid, legal and enforceable.

14. Governing Law. This Agreement shall be governed by the substantive laws of the State of Wisconsin without regard to its conflict of laws provisions or the laws of any other jurisdiction in which the Executive resides or performs any duties hereunder, or where any violation of the Agreement occurs.

15. Successors; Binding Agreement. The Company shall have the right to assign its obligations under this Agreement to any entity that acquires all or substantially all of the assets of the Company and continues the Company’s business. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. The Executive may not assign the Executive’s rights or delegate the Executive’s obligations hereunder.

16. Amendment; Waiver. This Agreement may be amended or modified only by a written instrument executed by the Company and the Executive. No provision of this Agreement may be waived or discharged unless such waiver or discharge is in writing and signed by the Chief Executive Officer or the President of the Company following approval of the

Compensation and Personnel Committee of the Board of Directors, if required. Any failure by the Executive or the Company to enforce any of the provisions of this Agreement shall not be construed to be a waiver of such provisions or any right to enforce each and every provision in the future. A waiver of any breach of this Agreement shall not be construed as a waiver of any other or subsequent breach.

17. Committee Approval. This Agreement is conditioned on approval by the Committee. The Company undertakes to use its best efforts to obtain Committee approval of this Agreement in a timely manner.

18. Headings. The headings of Sections of this Agreement are for reference purposes only and do not define or limit, and shall not be used to interpret or construe, the contents of this Agreement.

19. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic means), each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Dundeana K. Doyle	Alliant Energy Corporation Alliant Energy Corporate Services, Inc.

/s/ Dundeana K. Doyle	By	/s/ James H. Gallegos
Signature of the Executive		James H. Gallegos
Vice President and General Counsel

[Signature Page to Executive Agreement]

EXHIBIT A

GENERAL RELEASE

In consideration of the substantial compensation provided by Alliant Energy Corporation, its subsidiaries and Alliant Energy Corporate Services, Inc. as the employer (the “Company”) under the Executive Agreement (the “Agreement”), dated August 12, 2011, between the Company and Dundeana K. Doyle (the “Executive”), for the benefit of the Executive, including the payment and other benefits that are to be provided to the Executive in connection with the termination of the Executive’s employment pursuant to the Agreement, the Executive, on behalf of the Executive, the Executive’s spouse, heirs, executors, administrators, agents, successors, assigns and representatives of any kind (hereinafter collectively referred to as the “Releasors”) confirm that Releasors have, as of the date set forth below (the “Effective Date”), released the Company, and each of its subsidiaries and affiliates, and its and their directors, officers, employees, successors, assigns, executors, trustees, advisors, agents and representatives, and all their respective predecessors and successors (hereinafter collectively referred to as the “Releasees”), from any and all actions, causes of action, charges, debts, liabilities, accounts, demands, damages and claims of any kind or nature whatsoever, whether known or unknown, arising prior to or through the Effective Date, including, but not limited to, any of the forgoing arising out of or in connection with the employment of the Executive by the Company or the termination of such employment. The Executive also releases and waives any claim or right to further compensation, benefits, damages, penalties, attorney’s fees, costs or expenses of any kind from the Company or any of the other Releasees, except for the specific compensation and benefits described in Section 2, Section 3, Section 4, Section 5 and Section 6 of the Agreement. The Executive further agrees not to file, pursue, or participate in any lawsuits of any kind in either state or federal court against any of the Releasees with respect to any claim released herein, including any claim arising out of or in connection with the employment of the Executive by the Company or the termination of such employment (other than pursuing a claim for unemployment compensation benefits to which the Executive may be entitled). This release specifically includes, but is not limited to, a release of any and all claims pursuant to any federal, state or local laws, statutes, ordinances, rules, regulations or orders of any kind, whether statutory or decisional, including, but not limited to, wage payment and fair employment laws; the Fair Labor Standards Act; the Age Discrimination in Employment Act of 1967; Title VII of the Civil Rights of Act of 1964; the Rehabilitation Act of 1973; the Reconstruction Era Civil Rights Acts, 42 U.S.C. § 1981 – 1988; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974; the Consolidated Omnibus Budget Reconciliation Act of 1985; the National Labor Relations Act; the Family and Medical Leave Act; any state family and/or medical leave acts; the Vietnam Era Veterans’ Readjustment Assistance Act of 1974; and any state Human Rights Law, as each of them has been or may be amended. This release also specifically includes, but is not limited to, a release of any and all claims (i) of discrimination or harassment based on age, national origin, race, religion, sexual orientation, or physical or mental disability or medical conditions unrelated to the ability to perform or (ii) for tort, breach of contract, wrongful termination, retaliation, defamation, misrepresentation, violation of public policy or invasion of privacy.

Notwithstanding the foregoing, this General Release does not waive rights, if any, the Executive or the Executive’s successors and assigns may have under or pursuant to, or

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release any member of Releasees from obligations, if any, it may have to them or to their successors and assigns on claims arising out of, related to or asserted under or pursuant to the terms of the Agreement that are to be performed by the Company after the Effective Date, any indemnity agreement or obligation contained in or adopted or acquired pursuant to any provision of the charter or by-laws of the Company or its subsidiaries or affiliates or in any applicable insurance policy carried by the Company or its affiliates.

The Executive hereby acknowledges that the Executive had at least twenty-one (21) days to review this General Release and the Executive has been advised to review it with an attorney of the Executive’s choice. The Executive further understands that the twenty-one (21) day review period ends when the Executive signs this General Release. The Executive also has seven (7) days after the Executive’s signing of this General Release to revoke by so notifying the Company in writing, in which case this General Release shall not become effective or enforceable. Failure to provide this General Release without revocation does not delay occurrence of the Executive’s Departure Date (as defined in the Agreement).

The Executive acknowledges that the payments and benefits described in Section 2 of the Agreement are greater than those to which the Executive is entitled by any contract, employment policy or otherwise and that the Executive’s eligibility for the payments and other benefits described in Section 2 of the Agreement is contingent on the Executive’s signing and returning this General Release to the Company in a timely manner and on its taking effect thereafter in accordance with its terms.

The Executive acknowledges that the Executive (i) has carefully read and understands this General Release, (ii) had the opportunity to consult with legal counsel prior to executing this General Release, (iii) understands the legal effect and binding nature of this General Release and (iv) is acting voluntarily (and not as a result of any threats or coercion) with the intention that the Executive be legally bound thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 12th day of August, 2011.

Dundeana K. Doyle	Alliant Energy Corporation Alliant Energy Corporate Services, Inc.

/s/ Dundeana K. Doyle	By	/s/ James H. Gallegos
Signature of the Executive		James H. Gallegos
Vice President and General Counsel

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